Exhibit 10.2

Execution Copy

BRIDGE LOAN AGREEMENT

DATED AS OF MAY 8, 2002

AMONG

CINTAS CORPORATION NO. 2,
AS BORROWER

CINTAS CORPORATION,
AS A GUARANTOR

THE LENDERS,

BANK ONE, NA,
AS AGENT,

and

MERRILL LYNCH BANK USA,
AS SYNDICATION AGENT

BANC ONE CAPITAL MARKETS, INC.
and
MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED,
AS JOINT LEAD ARRANGERS AND JOINT BOOK RUNNERS

i

Execution Copy

BRIDGE LOAN AGREEMENT

This Bridge Loan Agreement, dated as of May 8, 2002, is among Cintas Corporation No. 2, a Nevada corporation (together with its successors and assigns, the “Borrower”), Cintas Corporation, a Washington corporation (together with its successors and assigns, the “Parent Guarantor”), the Lenders, Bank One, NA, a national banking association having its principal banking office in Chicago, Illinois, as Agent, and Merrill Lynch Bank USA, a Utah industrial loan corporation, as syndication agent (in such capacity, together with its successors and assigns, the “Syndication Agent”).

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Parent Guarantor or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Voting Stock of any Person.

“Advance” means a borrowing hereunder, (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of Voting Stock of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

“Agent” means Bank One in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms hereof.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this Bridge Loan Agreement, as it may be amended or modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with the most recent audited consolidated financial statements of the Parent Guarantor and its Subsidiaries and delivered to the Lenders (or, prior to the delivery of the first such audited consolidated financial statements, consistent with the audited financial statements referred to in the first sentence of Section 5.4).

“Applicable Margin” means, with respect to Credit Extensions of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Credit Extensions of such Type as set forth in the Pricing Schedule.

“Arrangers” means Banc One Capital Markets, Inc., a Delaware corporation, and its successors, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and its successors, in their capacities as joint lead arrangers and joint book managers.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment” is defined in Section 12.3.1.

“Authorized Officer” means any of the chairman, chief executive officer, president or vice president, finance of the Borrower, acting singly.

“Bank One” means Bank One, NA, a national banking association having its principal banking office in Chicago, Illinois, in its individual capacity, and its successors.

“Borrower” is defined in the first paragraph of this Agreement.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Bridge Loan” means all the Loans made to the Borrower by the Lenders pursuant to Section 2.1.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capital Stock” means (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities or any other form of equity securities, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalents” means (i) securities issued directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) Dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) any Lender or (y) any bank whose short-term commercial paper rating from S&P is at least investment grade or the equivalent thereof (any such bank, an “Approved Lender”), (iii) commercial paper issued by any Lender or Approved Lender or by the parent company of any Lender or Approved Lender and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least investment grade or the equivalent thereof, (iv) investment grade bonds and preferred stock of investment grade companies, including but not limited to municipal bonds, corporate bonds, treasury bonds, etc., (v) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above and (vi) other securities and financial instruments which offer a security comparable to those listed above.

“Change of Control” means (i) a majority of the members of the Board of Directors of the Parent Guarantor shall not be Continuing Directors; or (ii) any Person, including a “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) which includes such Person, other than any member of the Farmer Family and/or the Gardner Family or any such “group” consisting solely of members of the Farmer Family and/or the Gardner Family, shall purchase or otherwise acquire, directly or indirectly, beneficial ownership of Voting Stock of the Parent Guarantor and, as a result of such purchase or acquisition, any such Person (together with its Affiliates), shall directly or indirectly beneficially own in the aggregate Voting Stock representing more than 30% of the combined voting power of the Parent Guarantor’s Voting Stock; or (iii) the Borrower shall fail to be a Wholly-Owned Subsidiary of the Parent Guarantor.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, for each Lender, the obligation of such Lender to make an Advance of the Bridge Loan to the Borrower in an aggregate amount not exceeding the amount set forth opposite its signature below or as set forth in any Assignment relating to any assignment that has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof, and provided that after the date the Bridge Loan is made the amount of any Lender’s Commitment shall be deemed equal to the principal amount of the Outstanding Credit Exposure of such Lender.

“Compliance Certificate” means a duly completed compliance certificate in substantially the form of Exhibit E hereto.

“Consolidated EBIT” means, for any period, the sum of (a) the Consolidated Net Income for such period determined in conformity with Agreement Accounting Principles, plus (b) to the extent deducted in determining such Consolidated Net Income, income taxes and Consolidated Interest Expense, and any extraordinary and non-recurring losses and non-cash charges and related tax effects in accordance with Agreement Accounting Principles, minus (c) to the extent included in determining such Consolidated Net Income, each of the following, without duplication: (i) the income of any Person in which any Person other than the Parent Guarantor or any of its Subsidiaries has a joint interest or a partnership interest or other ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Parent Guarantor or any of its Subsidiaries by such Person during such period, (ii) the income of any Person accrued prior to the date it becomes a Subsidiary of the Parent Guarantor or is merged into or consolidated with the Parent Guarantor or any of its Subsidiaries or that Person’s assets are acquired by the Parent Guarantor or any of its Subsidiaries, except to the extent of the amount of dividends or other distributions actually paid in cash to the Parent Guarantor any of its Subsidiaries by such Person after the date of such acquisition or merger, (iii) gains from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of the Parent Guarantor and its Subsidiaries, and related tax effects in accordance with Agreement Accounting Principles, (iv) any other extraordinary or non-recurring gains or other income not from the continuing operations of the Parent Guarantor or its Subsidiaries, and related tax effects in accordance with Agreement Accounting Principles and (v) the income of any Subsidiary of the Parent Guarantor to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Indebtedness” means at any time the consolidated Indebtedness of the Parent Guarantor and its Subsidiaries calculated on a consolidated basis as of such time.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Parent Guarantor and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Parent Guarantor and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Net Worth” means at any time the consolidated stockholders’ equity of the Parent Guarantor and its Subsidiaries calculated on a consolidated basis as of such time.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Parent Guarantor or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Continuing Directors” means individuals who at the beginning of any period of two consecutive calendar years constituted the board of directors of the Parent Guarantor, together with any new directors whose election by such board of directors or whose nomination for election was approved by a vote of at least two-thirds of the members of such board of directors then still in office who either were members of such board of directors at the beginning of such period or whose election or nomination for election was previously so approved.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Credit Extension” means the making of an Advance.

“Credit Extension Date” means the Borrowing Date for an Advance.

“Credit Termination Date” means the earlier of (i) May 15, 2002 and (ii) the date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Default” means an event described in Article VII.

“Defaulting Lender” means any Lender that on any Borrowing Date fails to make available to the Agent such Lender’s Loans required to be made to the Borrower on such Borrowing Date or fails to make any payment due to the Agent as and when due hereunder. Once a Lender becomes a Defaulting Lender, such Lender shall continue as a Defaulting Lender until such time as such Defaulting Lender makes available to the Agent the amount of such Defaulting Lender’s Loans together with all other amounts required to be paid to the Agent and/or the Lenders pursuant to this Agreement.

“Domestic Subsidiary” means each present and future Subsidiary of the Parent Guarantor which is not a Foreign Subsidiary.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, (i) if Reuters Screen FRBD is not available to the Agent for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers’ Association Interest Settlement Rate is available to the Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Farmer Family” means Richard T. Farmer, Joyce E. Farmer and the lineal descendants of Richard T. Farmer of Cincinnati, Ohio.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any Rate Management Transaction.

“Floating Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus  1/2% per annum.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Foreign Subsidiary” means each Subsidiary organized under the laws of a jurisdiction outside of the United States.

“Gardner Family” means James J. Gardner, Joan A. Gardner and the lineal descendants of James J. Gardner of Cincinnati, Ohio.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any federal, state or local governmental authority, agency or court.

“Guarantor” means the Parent Guarantor and each present and future Domestic Subsidiary of the Parent Guarantor required to execute a Guaranty pursuant to Section 2.21 and any other Person executing a Guaranty at any time.

“Guaranty” means, each guaranty agreement in substantially the form of Exhibit A hereto or such other form agreed to by the Agent duly executed and delivered by each such Guarantor to the Agent, including any amendment, modification, renewal or replacement of such guaranty agreement.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) Off-Balance Sheet Liabilities, (viii) all amounts available to be drawn or which have been drawn and are not reimbursed pursuant to any Letters of Credit, (ix) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person and (x) Contingent Obligations with respect to obligations and liabilities of others of the type described in the foregoing clauses (i) through (ix).

“Interest Coverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) Consolidated EBIT to (b) Consolidated Interest Expense, in each case calculated for the four consecutive fiscal quarters then ending, on a consolidated basis for the Parent Guarantor and its Subsidiaries in accordance with Agreement Accounting Principles.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months, or such other period agreed to by the Borrower and all the Lenders, in each case commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months or such other period thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth or such other succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth or such other succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Agent pursuant to Section 2.17.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Article II (or any conversion or continuation thereof), which may be classified as a Floating Rate Loan or a Eurodollar Loan.

“Loan Documents” means this Agreement and any Notes issued pursuant to Section 2.13 and any other agreement or instrument executed in connection with any of the foregoing.

“Margin Stock” means “margin stock” as defined in Regulations U or X or “marginable OTC stock” or “foreign margin stock” within the meaning of Regulation T.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), prospects or results of operations of the Parent Guarantor and its Subsidiaries taken as a whole, (ii) the ability of the Parent Guarantor and Guarantors, taken as a whole, to pay the Obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

“Material Indebtedness” is defined in Section 7.5.

“Maturity Date” means the earliest to occur of (i) the date one year after the date of this

Agreement, (ii) the date the obligations are due (whether at stated maturity, by acceleration or otherwise) or the commitments are terminated under the 364-Day Credit Agreement or the Three-Year Credit Agreement (other than as a result of a voluntary reduction of the commitments thereunder by the Borrower) or (iii) the date the Parent Guarantor or any of its Subsidiaries issues any material debt securities or incurs any other Material Indebtedness.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Parent Guarantor or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Non-U.S. Lender” is defined in Section 3.5(iv).

“Note” means any promissory note issued at the request of a Lender pursuant to Section 2.13 in the form of Exhibit B.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party arising under the Loan Documents.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, or (iii) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (iii) Operating Leases.

“Omni” means Omni Services, Inc. a Virginia corporation, and a U.S. wholly owned subsidiary of the Seller.

“Omni Acquisition” means the Acquisition by the Parent Guarantor and/or any other Guarantor of Omni pursuant to the Omni Acquisition Documents, which is currently scheduled to be completed on or before May 17, 2002.

“Omni Acquisition Documents” means the Omni Stock Purchase Agreement and all other material agreements, documents and instruments executed in connection therewith, in each case as amended or modified from time to time to the extent permitted by Section 6.2 hereof.

“Omni Stock Purchase Agreement” means the Stock Purchase Agreement dated March 15, 2002 among the Parent Guarantor and the Seller for the Acquisition by the Parent Guarantor and/or any other Guarantor of 100% of the Capital Stock of Omni, as amended or modified from time to time to the extent permitted by Section 6.2 hereof.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Other Taxes” is defined in Section 3.5(ii).

“Outstanding Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of its Loans outstanding at such time.

“Parent Guarantor” is defined in the first paragraph of this Agreement.

“Participants” is defined in Section 12.2.1.

“Payment Date” means the last Business Day of each March, June, September and December occurring after the date of this Agreement, commencing June 30, 2002.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Parent Guarantor or any member of the Controlled Group may have any liability.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment.

“Purchasers” is defined in Section 12.3.1.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Parent Guarantor or any of its Subsidiaries which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said

Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of

Governors.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means Lenders in the aggregate having at least 51% of the Aggregate Commitment.

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Seller” means Filuxel SA, a corporation organized under the laws of Luxembourg.

“Significant Subsidiary” means at any date of determination, any Subsidiary of the Parent Guarantor that, together with its Subsidiaries, (i) for the most recent fiscal quarter of the Parent Guarantor, accounted for more than 15% of the consolidated revenues of the Parent Guarantor and its Subsidiaries or (ii) as of the end of such fiscal quarter, was the owner of more than 25% of the consolidated assets of the Parent Guarantor and its Subsidiaries.

“Single Employer Plan” means a Plan maintained by the Parent Guarantor or any member of the Controlled Group for employees of the Parent Guarantor or any member of the Controlled Group.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Parent Guarantor.

“Substantial Portion” means, with respect to the Property of the Parent Guarantor and its Subsidiaries, Property which (i) represents more than 25% of the consolidated assets of the Parent Guarantor and its Subsidiaries as would be shown in the consolidated financial statements of the Parent Guarantor and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, (ii) is responsible for more than 25% of the consolidated net sales or of the consolidated net income of the Parent Guarantor and its Subsidiaries as reflected in the financial statements referred to in clause (i) above, (iii) represents more than 30% of the consolidated assets of the Parent Guarantor and its Subsidiaries as would be shown in the most recent consolidated financial statements of the Parent Guarantor and its Subsidiaries delivered to the Lenders under Section 6.1(i) or (ii), or (iv) is responsible for more than 30% of the consolidated net sales or of the consolidated net income of the Parent Guarantor and its Subsidiaries for the twelve months ending the date of the financial statements referred to in clause (iii) above. For purposes of determining consolidated assets and net sales under this definition, any Acquisition consummated after the date of the relevant financial statements but before the relevant determination date shall be deemed to have occurred on the first day of the relevant period for which such consolidated assets and net sales were calculated on a pro forma basis acceptable to the Agent.

“Syndication Agent” is defined in the first paragraph of this Agreement.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“364-Day Credit Agreement” means the 364-Day Credit Agreement dated as of April 30, 2002 among the Borrower, the Parent Guarantor, the lenders, the LC issuer, the agent, the co-syndication agents and the co-documentation agents party thereto, as amended, modified, replaced or refinanced from time to time.

“Three-Year Credit Agreement” means the Three-Year Credit Agreement dated as of January 31, 2002 among the Borrower, the Parent Guarantor, the lenders, the LC issuer, the agent, the co-syndication agents and the co-documentation agents party thereto, as amended, modified, replaced or refinanced from time to time.

“Total Net Debt” means Consolidated Indebtedness minus all cash and Cash Equivalents of the Parent Guarantor and its Subsidiaries calculated on a consolidated basis, as calculated in accordance with Agreement Accounting Principles.

“Total Net Debt to Capitalization Ratio” means the ratio of Total Net Debt to the sum of (a) Total Net Debt plus (b) Consolidated Net Worth, as calculated in accordance with Agreement Accounting Principles.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or similar persons thereof.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

2.1.    Commitment.    On any single date on or after the date hereof but on or before the Credit Termination Date, each Lender severally agrees, on and subject to the terms and conditions set forth in this Agreement, to make its Pro Rata Share of the Bridge Loan in a single borrowing to the Borrower in an amount up to such Lender’s Commitment. The Borrower may not borrow or reborrow at any time after the one time borrowing on the date hereof.

2.2.    Required Payments; Termination.    Unless earlier payment is required hereunder, the Bridge Loan and all other unpaid Obligations shall be paid in full by the Borrower on the Maturity Date. In addition to any other required payment, the Parent Guarantor shall cause the Bridge Loan to be paid with the proceeds material debt securities or other Material Indebtedness issued by the Parent Guarantor or any of its Subsidiaries after the date hereof.

2.3.    Ratable Loans.    Each Advance hereunder shall consist of Loans made from the several Lenders ratably according to their Pro Rata Shares.

2.4.    Types of Advances.    The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

2.5.    [intentionally omitted].

2.6.     Minimum Amount of Each Advance.    Each Eurodollar Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof).

2.7.     Optional Principal Payments.    The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon five Business Days’ prior notice to the Agent.

2.8.     Method of Selecting Types and Interest Periods for New Advances.    The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Agent irrevocable notice (a “Borrowing Notice”) not later than 10:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance and two Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(i)	the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)	the aggregate amount of such Advance,

(iii)	the Type of Advance selected, and

(iv)	in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in Chicago to the Agent at its address specified pursuant to

Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent’s aforesaid address.

2.9.     Conversion and Continuation of Outstanding Advances.    Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(i)	the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)	the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii)	the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

2.10.     Changes in Interest Rate, etc.    Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Floating Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof. No Interest Period may end after the Maturity Date known at the time such Interest Period is elected.

2.11.     Rates Applicable After Default.    Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Credit Extensions without any election or action on the part of the Agent or any Lender.

2.12.     Method of Payment.    All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by 2:00 p.m. (Chicago time) on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with Bank One for each payment of principal, interest and fees as it becomes due hereunder.

2.13.     Noteless Agreement; Evidence of Indebtedness.    (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii) The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(iv) Any Lender may request that its Loans be evidenced by a promissory note (a “Note”). In such event, the Borrower shall execute and deliver to such Lender a Note payable to the order of such Lender substantially in the form of Exhibit B and such Note shall be prima facie evidence of the existence and amounts of the Obligations evidenced thereby. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

2.14.     Telephonic Notices.    The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.15.     Interest Payment Dates; Interest and Fee Basis.    Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid on the amount of principal prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest shall be calculated for actual days elapsed on the basis of a 360-day year, except that interest on Floating Rate Loans shall be calculated for actual days elapsed on the basis of a 365- or 366-day year, as the case may be. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.16.     Notification of Advances, Interest Rates and Prepayments.    Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Floating Rate.

2.17.     Lending Installations.    Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made; provided, however, that no Lender may designate a replacement or additional Lending Installation if, as a result of such designation, such Lender would be entitled to make a claim for reimbursement or indemnification pursuant to Article III in excess of the amounts payable by the Borrower to such Lender had such designation not been made. To the extent reasonably possible, each Lender shall designate a Lending Installation to reduce any liability of the Borrower to such Lender under Article III, so long as such designation is not disadvantageous to such Lender in any material respect.

2.18.     Non-Receipt of Funds by the Agent.    Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.19.     Replacement of Lender.    If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 or any Lender is a Defaulting Lender (any Lender so affected an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an Assignment and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

2.20.     Application of Payments with Respect to Defaulting Lenders.    No payments of principal, interest or fees delivered to the Agent for the account of any Defaulting Lender shall be delivered by the Agent to such Defaulting Lender. Instead, such payments shall, for so long as such Defaulting Lender shall be a Defaulting Lender, be held by the Agent, and the Agent is hereby authorized and directed by all parties hereto to hold such funds in escrow and apply such funds to Loans required to be made by such Defaulting Lender on any Borrowing Date to the extent such Defaulting Lender fails to make such Loans. Notwithstanding the foregoing, upon the termination of the Commitments and the payment and performance of all of the Obligations (other than those owing to a Defaulting Lender), any funds then held in escrow by the Agent pursuant to the preceding sentence shall be distributed to each Defaulting Lender, pro rata in proportion to amounts that would be due to each Defaulting Lender but for the fact that it is a Defaulting Lender.

2.21.     Guaranties.    The Parent Guarantor shall cause to be executed and delivered to the Lenders and the Agent Guaranties of certain present and future Domestic Subsidiaries such that as of the date hereof, each date 364 days thereafter and the date five Business Days after the closing of the Omni Acquisition, all such Domestic Subsidiaries which are not Guarantors do not, if considered in the aggregate as a single Subsidiary, constitute a Significant Subsidiary. The Parent Guarantor and the Borrower represent and warrant to the Lenders that, as of the date hereof, all Domestic Subsidiaries of the Parent Guarantor (other than the Borrower and Cintas Corporation No. 3, which is a Guarantor) do not, if considered in the aggregate as a single Subsidiary, constitute a Significant Subsidiary. The Parent Guarantor may from time to time request that certain Guarantors (other than the Parent Guarantor) be released from their Guaranty (and the Agent is authorized by the Lenders to release such Guarantors from their Guaranty); provided that, as of the date of such release, all Domestic Subsidiaries which are not Guarantors after giving effect to such release do not, if considered in the aggregate as a single Subsidiary, constitute a Significant Subsidiary and no Default or Unmatured Default shall exist or be caused thereby. In connection with granting any such release, the Agent shall be entitled to rely on a representation by the Parent Guarantor that the conditions to such release are satisfied. Additionally, notwithstanding anything herein to the contrary, the Parent Guarantor shall cause to be executed and delivered to the Lenders and the Agent Guaranties of each Subsidiary that is liable at any time, whether as a direct borrower, a guarantor or otherwise, under any Indebtedness to finance, directly or indirectly, the Omni Acquisition and any Indebtedness refinancing or replacing such Indebtedness in whole or in part at any time (the “Omni Indebtedness”), and that is not the Borrower or an existing Guarantor, with such Guaranties to be delivered simultaneously with such Subsidiary becoming so liable under the Omni Indebtedness; provided, however, that (a) in the event any such Subsidiary is only liable for a portion of the Omni Indebtedness, the Guaranty delivered by such Subsidiary shall be limited to an undivided percentage of the Indebtedness created under this Agreement equal to the proportion that the liability of such Subsidiary in respect of the Omni Indebtedness bears to the entire amount of the Omni Indebtedness and (b) the foregoing provision shall not limit the right of the Parent Guarantor to request a release from any such Guaranty in the event that such Subsidiary ceases to be obligated in respect of the Omni Indebtedness or the obligations of the Lenders to grant such a release, in each case in accordance with the terms hereof. In connection with the delivery of any such Guaranties, the Borrower shall provide such other documentation to the Agent, including, without limitation, one or more opinions of counsel satisfactory to the Agent, corporate documents and resolutions, which in the reasonable opinion of the Agent is necessary or advisable in connection therewith.

ARTICLE III

YIELD PROTECTION; TAXES

3.1.     Yield Protection.    If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)
subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans, or

(ii)
imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(iii)
imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurodollar Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans therein held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, as the case may be, of making or maintaining its Eurodollar Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation, as the case may be, in connection with such Eurodollar Loans or Commitment, then, within 15 days of demand by such Lender the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received. No Lender shall demand compensation for any increased cost or reduction in amount received referred to above if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

3.2.     Changes in Capital Adequacy Regulations.    If a Lender determines the amount of capital required or expected to be maintained by such Lender or any Lending Installation of such Lender, or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans, as the case may be, hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement. No Lender shall demand compensation for any shortfall in the rate of return referred to above if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

3.3.     Availability of Types of Advances.    If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4.     Funding Indemnification.    If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5.     Taxes.    (i) All payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies (other than Excluded Taxes) which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(iii) The Borrower hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender and any liability (including penalties, interest and expenses arising out of any action or inaction of the Borrower) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.6.

(iii) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not less than ten Business Days after the date of this Agreement, (i) deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

3.6.     Lender Statements; Survival of Indemnity.    To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1.     Effectiveness of Bridge Loan Agreement.    As of the date hereof and prior to any Lender making its share of the Bridge Loan to the Borrower, the Borrower shall furnish each of the following to the Agent and the Syndication Agent and satisfy each of the following conditions:

(i)
Copies of the articles of incorporation or similar organizational documents of the Borrower and each Guarantor, together with all amendments thereto, and a certificate of good standing or similar governmental evidence of corporate existence, certified by the Secretary or an Assistant Secretary of the Borrower or such Guarantor, as the case may be.

(ii)
Copies of the by-laws and Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) of the Borrower and each Guarantor authorizing the execution of the Loan Documents, certified by the Secretary or an Assistant Secretary or other duly authorized representative of the Borrower or such Guarantor, as the case may be.

(iii)
An incumbency certificate of the Borrower and each Guarantor, which shall identify by name and title and bear the signature of the officers of the Borrower or such Guarantor authorized to sign the applicable Loan Documents and to make borrowings hereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower or such Guarantor.

(iv)	A written opinion of the Borrower’s and Guarantors’ counsel, addressed to the Lenders in substantially the form of Exhibit C.

(v)	Any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

(vi)
Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

(vii)	The Guaranty executed by all of the Guarantors.

(viii)	Payment of all fees owing to the Agent, the Syndication Agent or any Lender by the Borrower.

(ix)
Copies of such financial statements of the Parent Guarantor and its Subsidiaries required by the Agent, together with prospective financial statements for the Parent Guarantor and its Subsidiaries, in each case in form and substance satisfactory to the Agent.

(x)
The Parent Guarantor and its Subsidiaries shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the Omni Acquisition and the other transactions contemplated by the Loan Documents and the Omni Acquisition Documents, and each of the foregoing shall be in full force and effect. All applicable waiting periods shall have expired without any action being taken by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the completion of the Omni Acquisition or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(xi)
(a) All conditions precedent to the Omni Acquisition shall have been satisfied pursuant to the Omni Acquisition Documents or waived by the party entitled to do so to the extent permitted by Section 6.2 hereof; (b) The aggregate consideration paid or payable, including without limitation all direct payments, all deferred payments, all Indebtedness assumed and all other consideration, for the Omni Acquisition shall not exceed $660,000,000 plus or minus the amount of any working capital adjustments pursuant to Section 3.3 of the Omni Stock Purchase Agreement and plus the amount of the letters of credit required to be replaced pursuant to Section 3.3 of the Omni Stock Purchase Agreement, provided that the aggregate amount of such letters of credit does not exceed $3,600,000 as of the closing of the Omni Acquisition; and (c) the Agent and the Syndication Agent shall have received a certificate of the Parent Guarantor to the effect set forth in clauses (a) and (b) above and stating that the Parent Guarantor and/or another Guarantor will proceed to consummate the Omni Acquisition substantially in accordance with the Omni Acquisition Documents on or within two Business Days of the making of the Bridge Loan hereunder and containing such other certifications as may be reasonably required by the Agent or the Syndication Agent.

(xii)
The Agent and the Syndication Agent shall have received pro forma financial statements giving effect to the Omni Acquisition in form and substance reasonably acceptable to the Agent and the Syndication Agent, and together with a Compliance Certificate, signed by the chief financial officer of the Borrower, dated the date hereof and giving effect to the Omni Acquisition, and such other information as the Agent or the Syndication Agent may reasonably request indicating compliance with all financial covenants.

(xiii)	There exists no Default or Unmatured Default.

(xiv)	The representations and warranties contained in Article V are true and correct as of the date hereof.

(xv)	Such other agreements and documents, and the satisfaction of such other conditions, as may be reasonably required by the Agent or the Syndication Agent.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of the Parent Guarantor and the Borrower represents and warrants to the Lenders that:

5.1.     Existence and Standing.    Each of the Parent Guarantor and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.2.     Authorization and Validity.    Each of the Borrower and each Guarantor has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each of the Borrower and the Guarantors of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which each of the Borrower and the Guarantors is a party constitute legal, valid and binding obligations of each of the Borrower and the Guarantors enforceable against each of the Borrower and the Guarantors in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

5.3.     No Conflict; Government Consent.    Neither the execution and delivery by the Borrower or the Guarantors of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Parent Guarantor or any of its Subsidiaries or (ii) the Parent Guarantor’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Parent Guarantor or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Parent Guarantor or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Parent Guarantor or any of its Subsidiaries, is required to be obtained by the Parent Guarantor or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4.     Financial Statements.    The May 31, 2001 consolidated financial statements of the Parent Guarantor and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Parent Guarantor and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

5.5.     Material Adverse Change.    Between May 31, 2001 and the date of this Agreement, there has been no change, event or occurrence which could reasonably be expected to have a Material Adverse Effect.

5.6.     Taxes.    The Parent Guarantor and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Parent Guarantor or any of its Subsidiaries, except such taxes, if any, (i) as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists or (ii) with respect to which the failure to pay, in the aggregate, could not result in a Material Adverse Effect. The United States income tax returns of the Parent Guarantor and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended May 31, 1997. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Parent Guarantor and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7.     Litigation and Contingent Obligations.    There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of the Parent Guarantor or the Borrower, threatened against or affecting the Parent Guarantor or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Parent Guarantor and its Subsidiaries have no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8.     Subsidiaries.    Schedule 5.8 contains an accurate list of all Subsidiaries of the Parent Guarantor as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Parent Guarantor or other Subsidiaries. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9.     ERISA.    The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $15,000,000. Neither the Parent Guarantor nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $15,000,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event (other than a Reportable Event caused by Unfunded Liabilities for which the representation in the first sentence of this Section 5.9 is accurate) has occurred with respect to any Plan, neither the Parent Guarantor nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

5.10.     Accuracy of Information.    No information, exhibit or report furnished by the Parent Guarantor or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of,

or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.11.     Regulations T, U and X.    Neither the Parent Guarantor nor any of its Subsidiaries extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Advance will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such Margin Stock or maintaining or extending credit to others for such purpose in any way that would violate Regulation T, U or X. After applying the proceeds of each Advance, Margin Stock will not constitute more than 25% of the value of the assets (either of the Borrower alone or of the Parent Guarantor and its Subsidiaries on a consolidated basis) that are subject to any provisions of any Loan Document that may cause the Advances to be deemed secured, directly or indirectly, by Margin Stock. The Parent Guarantor and its Subsidiaries are in compliance with Section 6.2.

5.12.     Material Agreements.    Neither the Parent Guarantor nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Parent Guarantor nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Material Indebtedness (as defined in Section 7.5).

5.13.     Compliance With Laws.    The Parent Guarantor and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.14.     Ownership of Properties.    On the date of this Agreement, the Parent Guarantor and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.12, to all of the Property and assets reflected in the Parent Guarantor’s most recent consolidated financial statements provided to the Agent as owned by the Parent Guarantor and its Subsidiaries.

5.15.     Plan Assets; Prohibited Transactions.    The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16.     Environmental Matters.    Based upon a review of the effect of Environmental Laws on the business of the Parent Guarantor and its Subsidiaries, the Parent Guarantor has concluded that there have been no violations of Environmental Laws, and there are no reasonably foreseeable violations of Environmental Laws, that could reasonably be expected to have a Material Adverse Effect. Neither the Parent Guarantor nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non–compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17.     Investment Company Act.    Neither the Parent Guarantor nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.18.     Public Utility Holding Company Act.    Neither the Parent Guarantor nor any Subsidiary is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.19.     Omni Acquisition.    (i) The Borrower has heretofore furnished to the Agent and the Syndication Agent true and complete copies of the Omni Stock Purchase Agreement and any other Omni Acquisition Document requested by the Agent or the Syndication Agent, in each case together with all schedules and exhibits referred to therein or delivered pursuant thereto and all amendments, modifications and waivers relating thereto. On the date hereof and immediately prior to giving effect to the consummation of the Omni Acquisition, (a) none of the Omni Acquisition Documents shall have been amended, modified or supplemented, nor any condition or provision thereof waived, in any manner which would breach Section 6.2 hereof, and each of the Omni Acquisition Documents is in full force and effect and no Guarantor (nor, to the knowledge of the Parent Guarantor or the Borrower, any other party thereto) is in default thereunder or in breach thereof, (b) all conditions to the obligations of the Guarantors under each of such Omni Acquisition Documents to consummate the transactions contemplated thereby on the date hereof shall have been satisfied or shall be satisfied with the consummation of the transactions contemplated hereunder to occur on the date hereof or shall be waived by the party entitled to waive such condition to the extent permitted by Section 6.2 hereof, and (c) the Omni Acquisition will be consummated substantially in accordance with the terms of the Omni Acquisition Documents, this Agreement and the certificate delivered pursuant to Section 4.1(xi)(c) hereof and in compliance with all applicable Requirements of Law.

(ii) Each of the representations and warranties given by the Seller to the Parent Guarantor and/or any other Guarantor and by the Parent Guarantor and/or any other Guarantor to the Seller in the Omni Acquisition Documents is true and correct as of the date hereof (or as of any earlier date to which such representation and warranty specifically relates).

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1.     Financial Reporting.    The Parent Guarantor will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

(i)
Within 90 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted accounting principles and required or approved by the Parent Guarantor’s independent certified public accountants) audit report certified by independent certified public accountants acceptable to the Agent, prepared in accordance with Agreement Accounting Principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows.

(ii)
Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

(iii)
Together with the financial statements required under Sections 6.1(i) and (ii), a Compliance Certificate signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(iv)
As soon as possible and in any event within 10 days after the Parent Guarantor knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Parent Guarantor, describing said Reportable Event and the action which the Parent Guarantor proposes to take with respect thereto.

(v)
As soon as possible and in any event within 10 days after receipt by the Parent Guarantor, to the extent not included in the reports described in clause (vii) below, a copy of (a) any notice or claim to the effect that the Parent Guarantor or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Parent Guarantor, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Parent Guarantor or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(vi)	Promptly upon the furnishing thereof to the shareholders of the Parent Guarantor, copies of all financial statements, reports and proxy statements so furnished.

(vii)
Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Parent Guarantor or any of its Subsidiaries files with the Securities and Exchange Commission.

(viii)	Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

6.2.     Use of Proceeds; Omni Acquisition Documents.    The Borrower will use the proceeds of the Credit Extensions solely to consummate the Omni Acquisition. The Borrower will not, nor will it permit the Parent Guarantor or any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any Margin Stock. The Parent Guarantor will not permit the Omni Acquisition Documents to be amended or modified, or waive any condition or right thereunder, which in any of the foregoing cases would individually or in the aggregate (i) cause the consideration paid or payable (including without limitation all direct payments, all deferred payments, all Indebtedness assumed and all other consideration) for the Omni Acquisition to increase, (ii) decrease the percentage of the issued and outstanding Capital Stock of Omni being acquired pursuant to the Omni Acquisition Documents below 100% or (iii) otherwise reasonably be expected to be materially adverse to the Lenders, without in each case obtaining the prior written consent of the Agent and the Syndication Agent.

6.3.     Notice of Default.    The Parent Guarantor and the Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, of which it has knowledge and which could reasonably be expected to have a Material Adverse Effect.

6.4     Conduct of Business.    The Parent Guarantor will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same fields of enterprise as it is presently conducted or fields related thereto or extensions thereof (taking the Parent Guarantor and its Subsidiaries on a consolidated basis, and fields related thereto or extensions thereof shall include lines of business targeting the Parent Guarantor’s or its Subsidiaries’ existing customer base or using criteria consistent with past practices in determining such related fields of business and extensions thereof) and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.5     Taxes.    The Parent Guarantor will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.6     Insurance.    The Parent Guarantor will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts (with such customary deductibles, exclusions and self-insurance) and covering such risks as is consistent with sound business practice.

6.7     Compliance with Laws.    The Parent Guarantor will, and will cause each Subsidiary to, comply with all Requirements of Law, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.8     Properties; Inspection.    The Parent Guarantor will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements to the extent the Parent Guarantor reasonably deems consistent with sound business practice. The Parent Guarantor will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property of the Parent Guarantor and each Subsidiary, the financial or accounting records of the Parent Guarantor and each Subsidiary and other documents of the Parent Guarantor and each Subsidiary, to examine and make copies of such records and documents of the Parent Guarantor and each Subsidiary, and to discuss the affairs, finances and accounts of the Parent Guarantor and each Subsidiary with, and to be advised as to the same by, their respective officers upon prior notice at such reasonable times and intervals as the Agent may designate.

6.9     Merger.    The Parent Guarantor will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that, provided that no Default or Unmatured Default shall have occurred and be continuing or would result therefrom on a pro forma basis reasonably acceptable to the Agent, the Parent Guarantor may merge or consolidate with any corporation or similar entity organized under the laws of, and located in, the United States, Canada or any nation that is a member state of the European Union as of the date of this Agreement and each Subsidiary may merge or consolidate with any other Person, provided, further, that in the case of any such merger or consolidation involving Parent Guarantor or the Borrower, the Parent Guarantor or Borrower, as the case may be, is the surviving corporation.

6.10     Sale of Assets.    The Parent Guarantor will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property, to any other Person (other than to the Borrower or a Guarantor or between Foreign Subsidiaries), except:

(i)    Sales of inventory in the ordinary course of business.

(ii)    Sales or other dispositions in the ordinary course of business of fixed assets for the purpose of replacing such fixed assets, provided that such fixed assets are replaced within 180 days of such sale or other disposition with other fixed assets that have a fair market value not materially less than the fixed assets sold or otherwise disposed of.

(iii)    Other leases, sales (including Sale-Leaseback Transactions) or other dispositions of its Property that, together with all other Property of the Parent Guarantor and its Subsidiaries previously leased, sold or disposed of (other than as provided in clauses (i) and (ii) above) as permitted by this Section (a) during the twelve-month period ending with the month prior to the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Parent Guarantor and its Subsidiaries as determined under clause (i) or (ii) of the definition of Substantial Portion, or (b) on or after the date of this Agreement, do not constitute a Substantial Portion of the Property of the Parent Guarantor and its Subsidiaries as determined under clause (iii) or (iv) of the definition of Substantial Portion.

Notwithstanding anything in this Section 6.10 to the contrary, (a) no such leases, sales or other dispositions of property may be made (other than pursuant to clause (i) above) if any Default or Unmatured Default has occurred and is continuing, and (b) all leases, sales and other dispositions of Property at any time shall be for not materially less than the fair market value of such Property as determined in good faith by the Parent Guarantor.

6.11     Investments and Acquisitions.    The Parent Guarantor will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments, or commitments therefor, or to make any Acquisition of any Person, except, so long as no Default or Unmatured Default exists or would be caused thereby:

(i)    Investments in Cash Equivalents.

(ii)    Investments in Guarantors.

(iii)    Other Investments in existence on the date hereof.

(iv)    Other Investments (other than Acquisitions) provided that the aggregate amount of such Investments made in any fiscal year does not exceed 20% of Consolidated Net Worth as of the beginning of such fiscal year.

(v)    Any Acquisition, provided that if the aggregate amount of consideration (including without limitation any payments in cash, Capital Stock or other consideration, any direct or deferred payments and the amount of any Indebtedness assumed) paid or payable by the Parent Guarantor or any Subsidiary in connection with any such Acquisition would exceed 25% of the then Consolidated Net Worth, the Parent Guarantor shall deliver to the Agent prior to such Acquisition a pro forma Compliance Certificate indicating pro forma compliance with Sections 6.17 and 6.18 after giving effect to such Acquisition.

6.12     Liens.    The Parent Guarantor will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Parent Guarantor or any of its Subsidiaries, except:

(i)    Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(ii)    Liens imposed by law, such as landlord’s, carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business that secure payment of obligations not more than 60 days past due or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(iii)    Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation (other than Liens in favor of the PBGC).

(iv)    Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and that do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Parent Guarantor or its Subsidiaries.

(v)    Liens existing on the date hereof and described on Schedule 6.12, provided that no increase in the principal amount secured thereby is permitted.

(vi)    Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses, provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured prior to such extension, renewal or replacement and that such extension, renewal or replacement Lien shall be limited to all or a part of the assets that secured the Lien so extended, renewed or replaced (plus improvements and construction on such real property).

(vii)    Liens securing Indebtedness and not otherwise permitted by the foregoing provisions of this Section 6.12, provided that the aggregate outstanding principal amount of the Indebtedness secured by all such Liens shall not at any time exceed 20% of Consolidated Net Worth.

6.13     Affiliates.    The Parent Guarantor will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except pursuant to the reasonable requirements of the Parent Guarantor’s or such Subsidiary’s business and upon fair and reasonable terms (taken as a whole) not materially less favorable to the Parent Guarantor or such Subsidiary than the Parent Guarantor or such Subsidiary would obtain in a comparable arms-length transaction.

6.14     Indebtedness of Certain Subsidiaries.    The Parent Guarantor will not permit any Subsidiary which is not a Guarantor or the Borrower to create, incur or suffer to exist any Indebtedness, except:

(i)    Indebtedness under the Loan Documents.

(ii)    Indebtedness outstanding on the date of this Agreement, but no increase in the principal amount thereof.

(iii)    Indebtedness of any Person that becomes a Subsidiary after the date hereof or Indebtedness of the target of an Acquisition assumed by a Subsidiary created after the date hereof for the purpose of consummating such Acquisition; provided that such Indebtedness existed at the time such Person becomes a Subsidiary or such Acquisition is consummated and was not created in contemplation of or in connection with such Person becoming a Subsidiary or the consummation of such Acquisition.

(iv)    Any refunding or refinancing of any Indebtedness referred to in clauses (ii) and (iii) above, provided that any such refunding or refinancing does not increase the principal amount thereof.

(v)    Indebtedness arising from (a) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, or (b) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business.

(vi)    Other Indebtedness; provided that, at the time of the creation, incurrence or assumption of such other Indebtedness and after giving effect thereto, the aggregate amount of all such other Indebtedness of such Subsidiaries does not exceed an amount equal to 20% of Consolidated Net Worth at such time.

6.15     Limitation on Restrictions on Subsidiary Distributions.    The Parent Guarantor will not, and will not permit any Subsidiary to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Parent Guarantor to (i) pay dividends or make any other distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Parent Guarantor or any other Subsidiary of the Parent Guarantor, (ii) make loans or advances to the Parent Guarantor or any other Subsidiary of the Parent Guarantor or (iii) transfer any of its assets to the Parent Guarantor or any other Subsidiary of the Parent Guarantor, except for such encumbrances or restrictions existing under or by reason of (a) any restrictions existing under the Loan Documents, (b) any restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into in connection with the disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, or (c) any restrictions with respect to assets encumbered by a Lien permitted by Section 6.12 so long as such restriction applies only to the assets encumbered by such permitted Lien.

6.16     Financial Contracts.    The Parent Guarantor will not, and will not permit any Subsidiary to, enter into or remain a party to any Financial Contract for purposes of financial speculation, provided that hedging by the Parent Guarantor or any of its Subsidiaries of their own interest rate or foreign currency exposure shall not be deemed financial speculation.

6.17     Total Net Debt to Capitalization Ratio.    The Parent Guarantor shall not permit its Total Net Debt to Capitalization Ratio to exceed 0.4 to 1.0 at any time.

6.18     Interest Coverage Ratio.    The Parent Guarantor shall not permit its Interest Coverage Ratio to be less than 5.0 to 1.0 as of the last day of any fiscal quarter.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1    Any representation or warranty made by or on behalf of the Parent Guarantor or its Subsidiaries to the Lenders or the Agent in any Loan Document, in connection with any Loan, or in any certificate or information delivered in writing in connection with any Loan Document or in any certificate or information delivered in writing in connection with any Loan Document shall be false in any material respect on the date as of which made.

7.2    Nonpayment of principal of any Loan when due, or nonpayment of interest on any Loan within five Business Days after written notice from the Agent that the same has become due, or nonpayment of any other obligations under any of the Loan Documents within five Business Days after written notice from the Agent that the same has become due.

7.3    The breach by the Parent Guarantor or the Borrower of any of the terms or provisions in Sections 6.2, 6.3, 6.9, 6.10, 6.11, 6.13, 6.14, 6.16, 6.17 or 6.18.

7.4    The breach by the Borrower or any Guarantor (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement or any other

Loan Document which is not remedied within 30 days after written notice from the Agent.

7.5    Failure of the Parent Guarantor or any of its Subsidiaries to pay when due any Indebtedness or Rate Management Transaction aggregating in excess of $15,000,000 (“Material Indebtedness”); or the default by the Parent Guarantor or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Parent Guarantor or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Parent Guarantor or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6    The Parent Guarantor or any of its Subsidiaries, shall (i) have an order for relief entered with respect to it under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts or seeking similar relief under any law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency or reorganization or relief of debtors or similar proceeding or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate, company or other action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7    Without its application, approval or consent, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Parent Guarantor or any of its Subsidiaries or any Substantial Portion of their respective Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Parent Guarantor or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8    Any court, government or governmental agency shall without appropriate compensation condemn, seize or otherwise appropriate, or take custody or control of (each a “Condemnation”), all or any portion of the Property of the Parent Guarantor or any of its Subsidiaries which, when taken together with all other Property of the Parent Guarantor and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve–month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion and is reasonably likely to have a Material Adverse Effect.

7.9    The Parent Guarantor or any of its Subsidiaries shall fail within 90 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $15,000,000 in aggregate amount for the Parent Guarantor and its Subsidiaries, which is not stayed on appeal.

7.10    Any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $15,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Single Employer Plan with Unfunded Liabilities in excess of $15,000,000 (a “Material Plan”) shall be filed under Section 4041(c) of ERISA by any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist that could reasonably be expected to result in PBGC obtaining a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which causes one or more members of the Controlled Group to incur a current payment obligation for withdrawal liability in excess of $15,000,000 in aggregate amount for the Controlled Group.

7.11    The occurrence of any Change of Control.

7.12    The occurrence of any “default”, as defined in any Loan Document, or the breach of any of the terms or provisions of any Loan Document, which default or breach continues beyond any period of grace therein provided.

7.13    Any Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or assert the invalidity or unenforceability of any Guaranty by any Guarantor, or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any Guarantor denies that it has any further liability under any Guaranty to which it is a party, or gives notice to such effect.

7.14    The Borrower shall fail to have an initial rating issued by S&P within 30 days of the closing of the Omni Acquisition with respect to the Borrower’s senior unsecured long-term debt securities (with the guarantee of the Parent Guarantor and after giving effect to the Omni Acquisition) of BBB or better and an initial rating issued by Moody’s within 30 days of the closing of the Omni Acquisition with respect to the Borrower’s senior unsecured long-term debt securities (with the guarantee of the Parent Guarantor and after giving effect to the Omni Acquisition) of Baa2 or better.

7.15    (i) The Omni Acquisition shall be unwound, reversed or otherwise rescinded in whole or in any material part for any reason, or (ii) the Omni Acquisition shall not be consummated on or before May 17, 2002 in accordance with the terms of the Loan Documents and the Omni Acquisition Documents.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.     Acceleration.    (i) If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

(ii)    If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2.     Amendments.    Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders), the Parent Guarantor and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders, the Parent Guarantor or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

(i)
Extend the final maturity of any Loan to a date after the Maturity Date or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

(ii)	Reduce the percentage specified in the definition of Required Lenders.

(iii)
Reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or increase the amount of the Aggregate Commitment or of the Commitment of any Lender hereunder, or permit the Parent Guarantor or the Borrower to assign its rights under this Agreement.

(iv)	Amend this Section 8.2.

(v)	Release the Parent Guarantor or any other Guarantor which is a Significant Subsidiary, except as allowed under this Agreement.

No amendment of any provision of this Agreement or any other Loan Document relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of any fee required to be paid to the Agent without obtaining the consent of any other party to this Agreement.

Notwithstanding anything herein to the contrary, no Defaulting Lender shall be entitled to vote (whether to consent or to withhold its consent) with respect to any amendment, modification, termination or waiver requiring the consent of the Required Lenders, and, for purposes of determining the Required Lenders, the Commitments and the Loans of each Defaulting Lender shall be disregarded.

8.3     Preservation of Rights.    No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1.     Survival of Representations.    All representations and warranties of the Parent Guarantor and the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2.     Governmental Regulation.    Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3.     Headings.    Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4.     Entire Agreement.    The Loan Documents embody the entire agreement and understanding among the Parent Guarantor, the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Parent Guarantor, the Borrower, the Agent and the Lenders relating to the subject matter thereof other than the fees described in Section 10.13.

9.5.     Several Obligations; Benefits of this Agreement.    The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that each Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6.     Expenses; Indemnification.    (i) The Borrower shall reimburse the Agent, the Syndication Agent and the Arrangers for any reasonable costs and out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees) paid or incurred by the Agent, the Syndication Agent or the Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Syndication Agent, the Arrangers and the Lenders for any reasonable costs and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Agent, the Syndication Agent, the Arrangers and the Lenders, which attorneys may be employees of the Agent, the

Syndication Agent, the Arrangers or the Lenders) paid or incurred by the Agent, the Syndication Agent, any Arranger or any Lender in connection with the collection and enforcement of the Loan Documents.

(ii)    The Borrower hereby further agrees to indemnify the Agent, the Syndication Agent, each Arranger and each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor whether or not the Agent, the Syndication Agent, either Arranger or any Lender or any Affiliate is a party thereto) which any of them may pay or incur at any time arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7.     Numbers of Documents.    All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

9.8.     Accounting.    Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles; provided that, if the Parent Guarantor or the Borrower notifies the Agent that the Parent Guarantor or the Borrower wishes to amend any covenant contained in Article VI to eliminate the effect of any change in generally accepted accounting principles on the calculation of such covenant (or if the Agent notifies the Parent Guarantor or the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Parent Guarantor’s and the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Parent Guarantor, the Borrower and the Required Lenders.

9.9.     Severability of Provisions.    Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10.     Nonliability of Lenders.    The relationship between the Borrower on the one hand and the Lenders, the Syndication Agent and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, the Syndication Agent, any Arranger nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent, the Syndication Agent, any Arranger nor any Lender undertakes any responsibility to the Borrower or the Parent Guarantor to review or inform the Borrower or the Parent Guarantor of any matter in connection with any phase of the Borrower’s or the Parent Guarantor’s business or operations. The Parent Guarantor and the Borrower agree that neither the Agent, the Syndication Agent, any Arranger nor any Lender shall have liability to the Parent Guarantor or the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Parent Guarantor or the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither Agent, the Syndication Agent, any Arranger nor any Lender shall have any liability with respect to, and the Parent Guarantor and the Borrower hereby waive, release and agree not to sue for, any special, indirect or consequential damages suffered by the Parent Guarantor or the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11.     Confidentiality.    Each Lender agrees to hold any confidential information which it may receive from the Parent Guarantor or the Borrower pursuant to this Agreement or the other Loan Documents in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee (each of whom shall be instructed to hold the same in confidence in accordance with this Section 9.11), (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties (each of whom shall be instructed to hold the same in confidence in accordance with this Section 9.11), (vii) permitted by Section 12.4, and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Credit Extensions hereunder.

9.12.     Nonreliance.    Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Credit Extensions provided for herein.

9.13.     Disclosure.    The Borrower and each Lender hereby (i) acknowledge and agree that Bank One and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates, and (ii) waive any liability of Bank One or such Affiliate of Bank One to the Parent Guarantor, the Borrower or any Lender, respectively, arising out of or resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of Bank One or its Affiliates.

ARTICLE X

THE AGENT

10.1.     Appointment; Nature of Relationship.    Bank One is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the

Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2.     Powers.    The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.3.     General Immunity.    Neither the Agent, the Syndication Agent nor any of their respective directors, officers, agents or employees shall be liable to the Borrower, the Guarantors, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4.     No Responsibility for Loans, Recitals, etc.    Neither the Agent, the Syndication Agent nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any Guarantor or of any of the Borrower’s or any such Guarantor’s respective Subsidiaries. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Parent Guarantor or the Borrower to the Agent at such time, but is voluntarily furnished by the Parent Guarantor or the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

10.5.     Action on Instructions of Lenders.    The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6.     Employment of Agents and Counsel.    The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

10.7.     Reliance on Documents; Counsel.    The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

10.8.     Agent’s and Syndication Agent’s Reimbursement and Indemnification.    The Lenders agree to reimburse and indemnify the Agent and Syndication Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Agent or the Syndication Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent or the Syndication Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent or the Syndication Agent in connection with any dispute between the Agent or the Syndication Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent, in the case of any of the foregoing owing to the Agent, or the Syndication Agent, in the case of any of the foregoing owing to the Syndication Agent, and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9.     Notice of Default.    The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

10.10.     Rights as a Lender.    In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term “Lender”

or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Parent Guarantor or any of its Subsidiaries in which the Parent Guarantor or such Subsidiary is not restricted hereby from engaging with any other Person.

10.11.     Lender Credit Decision.    Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Syndication Agent, any Arranger or any other Lender and based on the financial statements prepared by the Parent Guarantor and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Syndication Agent, any Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12.     Successor Agent.    The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

10.13.     Agent’s Fee.    The Borrower agrees to pay to the Agent, for its own account, the fees agreed to by the Borrower and the Agent from time to time.

10.14.     Delegation to Affiliates.    The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

10.15.     Co-Agents, Syndication Agents, etc.    Neither any of the Lenders identified in this Agreement or otherwise as a “co-agent” nor the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1.     Setoff.    In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

11.2.     Ratable Payments.    If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1.     Successors and Assigns.    The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Parent Guarantor, the Borrower and the Lenders and their respective successors and assigns, except that (i) the Parent Guarantor and the Borrower shall not have the right to assign their rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2.     Participations.

12.2.1.     Permitted Participants; Effect.    Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

12.2.2.     Voting Rights.    Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which forgives principal, interest, fees or reduces the interest rate or fees payable with respect to any such Credit Extension or Commitment, extends the Maturity Date, postpones any date fixed for any regularly-scheduled payment of principal of or interest on any Loan in which such Participant has an interest, or any regularly-scheduled payment of any such Credit Extension or releases all or substantially all of any other collateral, if any, securing any such Credit Extension.

12.2.3.     Benefit of Setoff.    The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

12.3.     Assignments.

12.3.1.     Permitted Assignments.    Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit F (an “Assignment”) or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Agent shall be required prior to an Assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld or delayed. Each such Assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof shall (unless each of the Borrower and the Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender’s Commitment (calculated as at the date of such assignment) or outstanding Loans (if the applicable Commitment has been terminated).

12.3.2.     Effect; Effective Date.    Upon (i) delivery to the Agent of an Assignment, together with any consents required by Section 12.3.1, and (ii) payment of a $3,500 fee to the Agent by the Purchaser and/or the assigning Lender for processing such Assignment (unless such fee is waived by the Agent), such Assignment shall become effective on the effective date specified in such Assignment. The Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such Assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Outstanding Credit Exposure assigned to such Purchaser. Upon the consummation of any Assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such Assignment.

12.3.3    Special Purpose Funding Vehicles.    (i) Notwithstanding anything to the contrary contained herein, any Lender (a “Designating Lender”) may grant to one or more special purpose funding vehicles (each, an “SPV”), identified as such in writing from time to time by the Designating Lender to the Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Designating Lender would otherwise be obligated to make to the

Borrower pursuant to this Agreement, provided that (A) nothing herein shall constitute a commitment by any SPV to make any Loan, (B) if any SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Designating Lender shall be obligated to make such Loan pursuant to the terms hereof, (C) the Designating Lender shall remain liable for any indemnity or other payment obligation with respect to its Commitments hereunder and (D) the Borrower shall not incur any additional costs or expenses as a result of any such grant by a Designated Lender to an SPV. The making of a Loan by an SPV hereunder shall utilize the relevant Commitment of the Designating Lender to the same extent, and as if, such Loan were made by such Designating Lender.

(ii)    As to any Loans or portion thereof made by it, each SPV shall have all the rights that a Lender making such Loans or portion thereof would have had under this Agreement; provided, however, that each SPV shall have granted to its Designating Lender an irrevocable power of attorney, to deliver and receive all communications and notices under this Agreement (and any related documents) and to exercise on such SPV’s behalf, all of such SPV’s voting rights under this Agreement. No additional Note shall be required to evidence the Loans or portion thereof made by an SPV; and the related Designating Lender shall be deemed to hold its Note, if any, as agent for such SPV to the extent of the Loans or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its Designating Lender as agent for such SPV.

(iii)    Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement insolvency or liquidation proceedings under the laws of the United States or any State thereof.

(iv)    In addition, subject to Section 12.4, any SPV may (A) at any time and without paying any processing fee therefor, assign or participate all or a portion of its interest in any Loans to the Designating Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV. This Section 12.3.3 may not be amended without the written consent of any Designating Lender affected thereby.

12.4.     Dissemination of Information.    Each of the Parent Guarantor and the Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Parent Guarantor and its Subsidiaries, including without limitation any information contained in any reports prepared by the Agent; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5.     Tax Treatment.    If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE XIII

NOTICES

13.1.     Notices.    Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Parent Guarantor, the Borrower or the Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth in its administrative questionnaire or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received.

13.2.     Change of Address.    The Borrower, the Parent Guarantor, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Parent Guarantor, the Borrower, the Agent and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1.     CHOICE OF LAW.    THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS.

15.2.     CONSENT TO JURISDICTION.    EACH OF THE PARENT GUARANTOR AND THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH OF THE PARENT GUARANTOR AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE PARENT GUARANTOR OR THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE PARENT GUARANTOR OR THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

15.3.     WAIVER OF JURY TRIAL.    THE PARENT GUARANTOR, THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

IN WITNESS WHEREOF, the Parent Guarantor, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

CINTAS CORPORATION, as Parent Guarantor
By:
Title:
Address:
6800 Cintas Boulevard
Mason, Ohio 45040
Attention: President
Telephone: (513) 573-4900
Facsimile: (513) 573-4030
with a copy (in the case of Default notices) to:
Keating, Muething & Klekamp, P.L.L.
1400 Provident Tower
One East Fourth Street
Cincinnati, Ohio 45202
Attention: Robert E. Coletti
CINTAS CORPORATION NO. 2, as Borrower
By:
Title:
Address:
6800 Cintas Boulevard
Mason, Ohio 45040
Attention: President
Phone: (513) 573-4900
Facsimile No.: (513) 573-4030
with a copy (in the case of Default notices) to:
Keating, Muething & Klekamp, P.L.L.
1400 Provident Tower
One East Fourth Street
Cincinnati, Ohio 45202
Attention: Robert E. Coletti

Commitments	Percentage of Aggregate Commitment
$250,000,000	50%		BANK ONE, NA,
			as a Lender and as Agent
		By:
		Title:
			Address:
			1111 Polaris Parkway, Suite 3A
			Columbus, OH 43240
			Attention: Paul A. Harris
			Telephone: (614) 213-4047
			Facsimileñ614) 213-3135

$250,000,000	50%		MERRILL LYNCH BANK USA,
as a Lender and as Syndication Agent
By:
Title:
Address:
15 West South Temple, Suite 300
Salt Lake City, Utah 84101
Attention: Butch Alder
Telephone: (801) 526-8324
Facsimile: (801) 531-7470
Aggregate Commitment: $500,000,000

EXHIBIT A

GUARANTY AGREEMENT

PARTIES

THIS GUARANTY AGREEMENT, dated as of May 8, 2002 (this “Guaranty”), is made by each of Cintas Corporation, a Washington corporation, and Cintas Corporation No. 3, a Nevada corporation (collectively, and together with their successors and assigns and any additional future guarantors added to this Guaranty Agreement from time to time, the “Guarantors”) in favor of each of the Lenders as defined below.

RECITALS

A.    Cintas Corporation No. 2, a Nevada corporation (the “Borrower”), Cintas Corporation, a Washington corporation (the “Parent Guarantor”), the lenders from time to time parties hereto (the “Lenders”), Bank One, NA, a national banking association having its principal banking office in Chicago, Illinois, as agent for the Lenders (in such capacity, the “Agent”) and Merrill Lynch Bank USA, as syndication agent (in such capacity, the “Syndication Agent”) have executed a Bridge Loan Agreement dated as of the date hereof (as amended or modified from time to time, and together with any agreement executed in replacement therefor or otherwise refinancing such credit agreement, the “Bridge Loan Agreement”, and the Bridge Loan Agreement, the other Loan Documents (as defined in the Bridge Loan Agreement), and all other agreements and instruments among the Borrower, the Parent Guarantor, the Agent and the Lenders, or any of them, executed in connection therewith, whether now or hereafter executed, and any supplements or modifications thereof and any agreements or instruments issued in exchange or replacement therefor, collectively referred to as the “Agreements”).

B.    Pursuant to the terms of the Agreements the Lenders have agreed to make certain extensions of credit to the Borrower.

C.    Each Guarantor is the parent corporation of the Borrower or an Affiliate of the Borrower, and the Borrower and the Guarantors are engaged in related businesses, and the Guarantors have derived or will derive substantial direct and indirect benefit from the making of the extensions of credit by the Lenders.

D.    The obligation of the Lenders to make or continue to make certain extensions of credit under the Bridge Loan Agreement are conditioned upon, among other things, the execution and delivery by the Guarantors of this Guaranty, and the extensions of credit under the Bridge Loan Agreement were made in reliance upon the issuance of this Guaranty.

AGREEMENT

In consideration of the premises and to induce the Lenders to make loans, extend credit or make other financial accommodations, and to continue to keep such credit and other financial accommodations available to the Borrower, each Guarantor hereby agrees with and for the benefit of the Agent and the Lenders as follows:

1.    Defined Terms.    As used in this Guaranty, terms defined in the first paragraph of this Guaranty and in the recital paragraphs are used herein as defined therein, and the following terms shall have the following meanings:

“Cumulative Guarantors” shall mean the Guarantors and all other future guarantors of the Guaranteed Obligations.

“Guaranteed Obligations” shall mean all indebtedness, obligations and liabilities of any kind of the Borrower to any of the Lenders or the Agent in connection with or pursuant to the Agreements, including without limitation, all principal, interest (including but without limitation interest which, but for the filing of a bankruptcy petition, would have accrued on the principal amount of the Guaranteed Obligations), reimbursement obligations, indemnity obligations, charges, fees and costs and expenses, including without limitation reasonable fees and expenses of counsel, in each case whether now existing or hereafter arising, direct or indirect, absolute or contingent, joint and/or several, secured or unsecured, arising by operation of law or otherwise.

All other capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Bridge Loan Agreement.

2.    Guarantee.    (a)    Each Guarantor hereby guarantees to the Lenders and the Agent, irrevocably, absolutely and unconditionally, as primary obligor and not as surety only, the prompt and complete payment of the Guaranteed Obligations on the date due (whether at stated maturity, by acceleration or otherwise).

(b)    All payments to be made under this Guaranty (except pursuant to paragraph (c) below) shall be made to each of the Agent and the Lenders pro rata in accordance with the unpaid amount of Guaranteed Obligations held by them at the time of such payment.

(c)    The Guarantors agree to make prompt payment, on demand, of any and all reasonable costs and expenses incurred by the Agent or any Lender in connection with enforcing the obligations of any of the Guarantors hereunder, including without limitation the reasonable fees and disbursements of counsel.

3.    Consents to Renewals, Modifications and other Actions and Events.    This Guaranty and all of the obligations of the Guarantors hereunder shall remain in full force and effect without regard to and shall not be released, affected or impaired by: (a) any amendment, assignment, transfer, modification of or addition or supplement to the Guaranteed Obligations or any Agreement; (b) any extension, indulgence, increase in the Guaranteed Obligations or other action or inaction in respect of any of the Agreements or otherwise with respect to the Guaranteed Obligations, or any acceptance of security for, or other guaranties of, any of the Guaranteed Obligations or Agreements, or any surrender, release, exchange, impairment or alteration of any such security or guaranties including without limitation the failing to perfect a security interest in any such security or abstaining from taking advantage of or realizing upon any other guaranties or upon any security interest in any such security; (c) any default by the Borrower under, or any lack of due execution, invalidity or unenforceability of, or any irregularity or other defect in, any of the Agreements; (d) any waiver by any Lender or the Agent or any other person of any required performance or otherwise of any condition precedent or waiver of any requirement imposed by any of the Agreements, any other guaranties or otherwise with respect to the Guaranteed Obligations; (e) any exercise or non-exercise of any right, remedy, power or privilege in respect of this Guaranty, any other guaranty or any of the Agreements; (f) any sale, lease, transfer or other disposition of the assets of the Borrower or any consolidation or merger of the Borrower with or into any other person, corporation, or entity, or any transfer or other disposition of any shares of Capital Stock of the Borrower; (g) any bankruptcy, insolvency, reorganization or similar proceedings involving or affecting the Borrower or any other guarantor of the Guaranteed Obligations; (h) the release or discharge of the Borrower or Guarantor from the performance or observance of any agreement, covenant, term or condition under any of the Guaranteed Obligations or contained in any of the Agreements, of any Cumulative Guarantor or of this Guaranty, by operation of law or otherwise; or (i) any other cause whether similar or dissimilar to the foregoing which, in the absence of this provision, would release, affect or impair the obligations, covenants, agreements and duties of any Guarantor hereunder, including without limitation any act or omission by any Lender or the Agent or any other any person which increases the scope of any Guarantor’s risk; and in each case described in this paragraph whether or not any Guarantor shall have notice or knowledge of any of the foregoing, each of which is specifically waived by each Guarantor. Each Guarantor warrants to the Lenders and the Agent that it has adequate means to obtain from the Borrower on a continuing basis information concerning the financial condition and other matters with respect to the Borrower and that it is not relying on any Lender or the Agent to provide such information either now or in the future.

4.    Waivers, Etc.    Each Guarantor unconditionally waives: (a) notice of any of the matters referred to in Paragraph 3 above; (b) all notices which may be required by statute, rule of law or otherwise to preserve any rights of any Lender or the Agent, including, without limitation, notice to the Guarantors of default, presentment to and demand of payment or performance from the Borrower and protest for non-payment or dishonor; (c) any right to the exercise by any Lender or the Agent of any right, remedy, power or privilege in connection with any of the Agreements; (d) any requirement of diligence or marshaling on the part of any Lender or the Agent; (e) any requirement that any Lender or the Agent, in the event of any default by the Borrower, first make demand upon or seek to enforce remedies against, the Borrower or any other Cumulative Guarantor before demanding payment under or seeking to enforce this Guaranty; (f) any right to notice of the disposition of any security which any Lender or the Agent may hold from the Borrower or otherwise and any right to object to the commercial reasonableness of the disposition of any such security; and (g) all errors and omissions in connection with any Lender’s or the Agent’s administration of any of the Guaranteed Obligations, any of the Agreements or any other Cumulative Guarantor, or any other act or omission of any Lender or the Agent which changes the scope of such Guarantor’s risk. The obligations of each Guarantor hereunder shall be complete and binding forthwith upon the execution of this Guaranty by it and subject to no condition whatsoever, precedent or otherwise, and notice of acceptance hereof or action in reliance hereon shall not be required.

4.    Nature of Guaranty; Payments.    This Guaranty is an absolute, unconditional, irrevocable and continuing guaranty of payment and not a guaranty of collection, and is wholly independent of and in addition to other rights and remedies of any Lender or the Agent with respect to the Borrower, any collateral, any Cumulative Guarantor or otherwise, and it is not contingent upon the pursuit by any Lender or the Agent of any such rights and remedies, such pursuit being hereby waived by each Guarantor. The obligations of each Guarantor hereunder shall be continuing and shall continue (regardless of any statute of limitations otherwise applicable) and cover and include all the Guaranteed Obligations of the Borrower accruing or in the process of accruing to the Lenders or the Agent before the Agent delivers to the Guarantors a release of this Guaranty, which is in writing, refers specifically to this Guaranty, and is signed by a President, a Senior Vice President, or a Vice President of the Agent. Nothing shall discharge or satisfy the liability of any Guarantor hereunder except the full and irrevocable payment and performance of all of the Guaranteed Obligations and the expiration or termination of all the Agreements. All payments to be made by the Guarantors hereunder shall be made without set-offs or counterclaim, and each Guarantor hereby waives the assertion of any such set-offs or counterclaims in any proceeding to enforce its obligations hereunder. All payments to be made by each Guarantor hereunder shall also be made without deduction or withholding for, or on account of, any present or future taxes or other similar charges of whatsoever nature, provided that if any Guarantor is nevertheless required by law to make any deduction or withholding, such Guarantor shall pay to the Lenders and the Agent such additional amounts as may be necessary to ensure that the Lenders and the Agent shall receive a net sum equal to the sum which it would have received had no such deduction or withholding been made. Each Guarantor agrees that, if at any time all or any part of any payment previously applied by any Lender or the Agent to any of the Guaranteed Obligations must be returned by such Lender or the Agent for any reason, whether by court order, administrative order, or settlement and whether as a “voidable preference”, “fraudulent conveyance” or otherwise, each Guarantor remains liable for the full amount returned as if such amount had never been received by such Lender or the Agent, notwithstanding any termination of this Guaranty or any cancellation of any of the Agreements and the Guaranteed Obligations and all obligations of each Guarantor hereunder shall be reinstated in such case.

6.    Evidence of Guaranteed Obligations.    Each Lender’s and the Agent’s books and records showing the Guaranteed Obligations shall be admissible in any action or proceeding, shall be binding upon each Guarantor for the purpose of establishing the Guaranteed Obligations due from the Borrower and shall constitute prima facie proof, absent manifest error, of the Guaranteed Obligations of the Borrower to such Lender or the Agent, as well as the obligations of each Guarantor to such Lender or the Agent.

7.    Subordination, Subrogation, Contribution, Etc.    Each Guarantor agrees that all present and future indebtedness, obligations and liabilities of the Borrower to such Guarantor shall be fully subordinate and junior in right and priority of payment to any indebtedness of the Borrower to the Lenders and the Agent and no Guarantor shall have any right of subrogation, contribution (including but without limitation the contribution and subrogation rights granted below), reimbursement or indemnity whatsoever nor any right of recourse to security for the debts and obligations of the Borrower unless and until all Guaranteed Obligations shall have been paid in full, such payment is not subject to any possibility of revocation or rescission and all Agreements have expired or been terminated. Subject to the preceding sentence, if any Guarantor makes a payment in respect of the Guaranteed Obligations it shall be subrogated to the rights of the payee against the Borrower with respect to such payment and shall have the rights of contribution set forth below against all other Cumulative Guarantors and each Guarantor agrees that all other Cumulative Guarantors shall have the rights of contribution against it set forth below. If any Guarantor makes a payment in respect of the Guaranteed Obligations that is smaller in proportion to its Payment Share (as hereinafter defined) than such payments made by the other Cumulative Guarantors are in proportion to the amounts of their respective Payment Shares, such Guarantor shall, when permitted by the first sentence of this Section 7, pay to the other Guarantors an amount such that the net payments made by the Cumulative Guarantors in respect of the Guaranteed Obligations shall be shared among the Cumulative Guarantors pro rata in proportion to their respective Payment Shares. If any Guarantor receives any payment by way of subrogation that is greater in proportion to the amount of its Payment Share than the payments received by the other Cumulative Guarantors are in proportion to the amounts of their respective Payment Shares, such Guarantor shall, when permitted by the first sentence of this Section 7, pay to the other Cumulative Guarantors an amount such that the subrogation payments received by the Guarantors shall be shared among the Cumulative Guarantors pro rata in proportion to their respective Payment Shares.

For purposes of this Guaranty, the “Payment Share” of any Cumulative Guarantor shall be the sum of (a) the aggregate proceeds of the Guaranteed Obligations received by such Guarantor (and, if received subject to a repayment obligation, remaining unpaid on the Determination Date, as hereinafter defined), plus (b) the product of (i) the aggregate Guaranteed Obligations remaining unpaid on the date such Guaranteed Obligations become due and payable in full, whether by stated maturity, acceleration or otherwise (the “Determination Date”) reduced by the amount of such Guaranteed Obligations attributed to all of the Cumulative Guarantors pursuant to clause (a) above, times (ii) a fraction, the numerator of which is such Guarantor’s net worth on the effective date of this Guaranty (determined as of the end of the immediately preceding fiscal reporting period of the Guarantor), and the denominator of which is the aggregate net worth of all of the Cumulative Guarantors, determined for each Cumulative Guarantor on the respective effective date of the guaranty signed by such Cumulative Guarantor.

8.    Assignment by Lenders.    Each Lender and the Agent shall have the right to assign and transfer this Guaranty to any Purchaser of any portion of the Guaranteed Obligations. Each Lender’s and the Agent’s successors and assigns hereunder shall have the right to rely upon and enforce this Guaranty.

9.    Joint and Several Obligations.    The obligations of the Guarantors hereunder and all other Cumulative Guarantors shall be joint and several and each Guarantor shall be liable for all of the Guaranteed Obligations to the extent provided herein regardless of any other Cumulative Guarantors, and each Lender and the Agent shall have the right, in its sole discretion to pursue its remedies against any Guarantor without the need to pursue its remedies against any other Cumulative Guarantor, whether now or hereafter in existence, or against any one or more Cumulative Guarantors separately or against any two or more jointly, or against some separately and some jointly.

10.    Representations and Warranties.    Each Guarantor hereby represents and warrants to the Lenders and the Agent that:

(a)    the execution, delivery and performance by the Guarantor of this Guaranty are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official, and do not contravene or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation or other charter documents or bylaws of such Guarantor, or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Guarantor, or result in the creation or imposition of any lien, security interest or other charge or encumbrance on any asset of such Guarantor;

(b)    this Guaranty constitutes a legal, valid and binding agreement of each Guarantor, enforceable against the Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability;

(c)    as of the date hereof, each of the following is true and correct for each Guarantor: (i) the fair saleable value and the fair valuation of such Guarantor’s property is greater than the total amount of its liabilities (including contingent liabilities) and greater than the amount that would be required to pay its probable aggregate liability on its existing debts as they become absolute and matured, (ii) each Guarantor’s capital is not unreasonably small in relation to its current and/or contemplated business or other undertaken transactions, and (iii) each Guarantor does not intend to incur, or believe that it will incur, debt beyond its ability to pay such debts as they become due; and

(d)    the Borrower, the Guarantors and the other affiliates of the Borrower are engaged as an integrated group in related businesses; that the integrated operation requires financing on such a basis that credit supplied to the Borrower can be made available from time to time to various subsidiaries of the Borrower, as required for the continued successful operation of the integrated group as a whole; and that each Guarantor has requested the Lenders to continue to lend and to make credit available to the Borrower for the purpose of financing the integrated operations of the Borrower and its subsidiaries, including each Guarantor, with each Guarantor expecting to derive benefit, direct or indirectly, from the loans and other credit extended by the Lenders to the Borrower, both in such Guarantor’s separate capacity and as a member of the integrated group, inasmuch as the successful operation and condition of each Guarantor is dependent upon the continued successful performance of the functions of the integrated group as a whole. Each of the Guarantors hereby determines and agrees that the execution, delivery and performance of this Guaranty are necessary and convenient to the conduct, promotion or attainment of the business of such Guarantor and in furtherance of the corporate purposes of such Guarantor.

11.    Binding on Successors and Assigns.    This Guaranty shall be the valid, binding and enforceable obligation of the Guarantors and their successors and assigns.

12.    Indemnity.    As a separate, additional and continuing obligation, each Guarantor unconditionally and irrevocably undertakes and agrees with each Lender and the Agent that, should the Guaranteed Obligations not be recoverable from any Guarantor as guarantor under this Guaranty for any reason whatsoever (including, without limitation, by reason of any provision of any of the Guaranteed Obligations or the Agreements being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any knowledge thereof by any Lender or the Agent at any time, each Guarantor as original and independent obligor, upon demand by the Agent, will make payment to the Lenders and the Agent of the Guaranteed Obligations by way of a full indemnity.

13.    Cumulative Rights and Remedies, Etc.    The obligations of each Guarantor under this Guaranty are continuing obligations and a new cause of action shall arise in respect of each default hereunder. No course of dealing on the part of any Lender or the Agent, nor any delay or failure on the part of any Lender or the Agent in exercising any right, power or privilege hereunder, shall operate as a waiver of such right, power, or privilege or otherwise prejudice the Lenders’ or the Agent’s rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to any Lender or the Agent under this Guaranty is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law. Every right and remedy given by this Guaranty or by applicable law to the Lenders and the Agent may be exercised from time to time and as often as may be deemed expedient by any Lender or the Agent.

13.    Severability.    If any one or more provisions of this Guaranty should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected, impaired, prejudiced or disturbed thereby, and any provision hereunder found partially unenforceable shall be interpreted to be enforceable to the fullest extent possible. If at any time all or any portion of the obligation of any Guarantor under this Guaranty would otherwise be determined by a court of competent jurisdiction to be invalid, unenforceable or avoidable under Section 548 of the federal Bankruptcy Code or under any fraudulent conveyance or transfer laws or similar applicable law of any jurisdiction, then notwithstanding any other provisions of this Guaranty to the contrary such obligation or portion thereof of such Guarantor under this Guaranty shall be limited to the greatest of (i) the value of any quantified economic benefits accruing to such Guarantor as a result of this Guaranty, (ii) an amount equal to 95% of the excess on the date the relevant Guaranteed Obligations were incurred of the present fair saleable value of the assets of such Guarantor over the amount of all liabilities of such Guarantor, contingent or otherwise, and (iii) the maximum amount of which this Guaranty is determined to be enforceable.

15.    Merger; Amendments; Headings.    This Guaranty is intended as a final expression of the subject matter hereof and is also intended as a complete and exclusive statement of the terms hereof. Each Guarantor’s liability hereunder is independent of and in addition to its liability under any other guaranty previously of subsequently executed. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms hereof, nor are there any conditions to the full effectiveness of this Guaranty. None of the terms and provisions of this Guaranty may be waived, altered, modified or amended in any way except by an instrument in writing executed by duly authorized officers of the Agent and the Guarantors. The headings of the various paragraphs hereof are for the convenience of reference only and shall in no way modify any of the terms hereof.

16.    CHOICE OF LAW.    THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.

17.    WAIVER OF JURY TRIAL.    EACH GUARANTOR, THE AGENT AND EACH LENDER IN ACCEPTING THIS GUARANTY, HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GUARANTY OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

18.    Submission To Jurisdiction; Waivers.    (a) Each Guarantor hereby irrevocably and unconditionally:

(i)    submits for itself and its property in any legal action or proceeding relating to this Guaranty, or for recognition and enforcement of any judgment in respect hereof, to the non-exclusive general jurisdiction of any United States federal or Illinois state court sitting in Chicago, Illinois and appellate courts from any thereof;

(ii)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor at the address specified in Section 19, or at such other address of which the Agent shall have been notified pursuant thereto;

(iv)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

19.    Notices.    Any notice, demand, consent or request given or made to each Guarantor by any Lender or the Agent shall be deemed to have been duly given or made if sent in writing (including telecommunications) to each Guarantor to the following address or telecopy number: 6800 Cintas Boulevard, Mason, Ohio 45040, Attention: President, Phone: (513) 573-4900, Facsimile No.: (513) 573-4030, with a copy (in the case of demands for payment hereunder) to: Keating, Muething & Klekamp, P.L.L., 1400 Provident Tower, One East Fourth Street, Cincinnati, Ohio 45202, Attention: Robert E. Coletti, or at such other address or telex or telecopy number as such Guarantor may hereafter specify to the Agent in writing. All notices or other communications sent by means of telecopy, telex or other wire transmission shall be made with request for assurance of receipt in a manner typical with respect to communications of that type. Written notices or other communications shall be deemed delivered upon receipt if delivered by hand or by telecopy, three Business Days after mailing if mailed, or one Business Day after deposit with an overnight courier service if delivered by overnight courier. Notices or other communications delivered by hand shall be deemed delivered upon receipt.

EXECUTED and effective as of the day and year first above written.

CINTAS CORPORATION

By:

Title:

CINTAS CORPORATION NO. 3

By:

Title:

EXHIBIT B

NOTE

[Date]

Cintas Corporation No. 2, a Nevada corporation (the “Borrower”), promises to pay to the order of                  (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of Bank One, NA in Chicago, Illinois, as Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Maturity Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Bridge Loan Agreement dated as of May 8, 2002 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, Cintas Corporation, the lenders party thereto, including the Lender, Bank One, NA, as Agent, and Merrill Lynch Bank USA, as Syndication Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is guaranteed pursuant to the Guaranty, all as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

CINTAS CORPORATION NO. 2

By:
Print Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF                 ,
DATED                 ,

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

EXHIBIT C

FORM OF OPINION

May 8, 2002

The Agent and the Lenders who are parties to the
Bridge Loan Agreement described below.

Gentlemen/Ladies:

We are counsel for Cintas Corporation, a Nevada corporation (the “Parent Guarantor”), Cintas Corporation No. 2, a Washington corporation (the “Borrower”), and the other Guarantors and have represented the Borrower and the Guarantors in connection with its execution and delivery of a Bridge Loan Agreement dated as of May 8, 2002 (the “Agreement”) among the Parent Guarantor, the Borrower, the Lenders named therein, Bank One, NA, as Agent, and Merrill Lynch Bank USA, as Syndication Agent, and providing for a Bridge Loan in an aggregate principal amount up to $500,000,000. All capitalized terms used in this opinion and not otherwise defined herein shall have the meanings attributed to them in the Agreement.

We have examined the Borrower’s and each Guarantor’s **[describe constitutive documents of Borrower and each Guarantor and appropriate evidence of authority to enter into the transaction]**, the Loan Documents and the Omni Stock Purchase Agreement (the Loan Documents and the Omni Stock Purchase Agreement collectively referred to as the “Transaction Documents”) and such other matters of fact and law which we deem necessary in order to render this opinion. Based upon the foregoing, it is our opinion that:

l.    Each of the Parent Guarantor and its Subsidiaries is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

2.    The execution and delivery by the Borrower and each Guarantors of the Transaction Documents to which it is a party and the performance by each of the Borrower and each Guarantor of its obligations thereunder have been duly authorized by proper corporate proceedings on the part of each of the Borrower and each Guarantor and will not:

(a)    require any consent of the Borrower’s or any Guarantor’s shareholders or members (other than any such consent as has already been given and remains in full force and effect);

(b)    violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Parent Guarantor or any of its Subsidiaries or (ii) the Parent Guarantor’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Parent Guarantor or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder; or

(c)    result in, or require, the creation or imposition of any Lien in, of or on the Property of the Parent Guarantor or a Subsidiary pursuant to the terms of any indenture, instrument or agreement binding upon the Parent Guarantor or any of its Subsidiaries.

3.    The Transaction Documents to which they are a party have been duly executed and delivered by the Borrower and the Guarantors and constitute legal, valid and binding obligations of the Borrower and the Guarantors enforceable against the Borrower and the Guarantors in accordance with their terms except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

4.    There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the best of our knowledge after due inquiry, threatened against the Parent Guarantor or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

5.    No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Parent Guarantor or any of its Subsidiaries, is required to be obtained by the Parent Guarantor or any of its Subsidiaries in connection with the execution and delivery of the Transaction Documents, the borrowings under the Agreement, the payment and performance by the Parent Guarantor of the Obligations, or the legality, validity, binding effect or enforceability of any of the Transaction Documents.

This opinion may be relied upon by the Agent, the Lenders and their participants, assignees and other transferees.

Ve	ry truly yours,

EXHIBIT D

LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To Bank One, NA
as Agent (the “Agent”) under the Bridge Loan Agreement
Described Below.

Re:
Bridge Loan Agreement, dated May 8, 2002 (as the same may be amended or modified, the “Bridge Loan Agreement”), among Cintas Corporation No. 2 (the “Borrower”), Cintas Corporation, the Lenders named therein, the Agent and the Syndication Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Bridge Loan Agreement.

The Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Agent of a specific written revocation of such instructions by the Parent Guarantor, provided, however, that the Agent may otherwise transfer funds as hereafter directed in writing by the Parent Guarantor in accordance with Section 13.1 of the Bridge Loan Agreement or based on any telephonic notice made in accordance with Section 2.14 of the Bridge Loan Agreement.

Facility Identification Number(s)

Customer/Account Name

Transfer Funds To

For Account No.

Reference/Attention To

Authorized Officer (Customer Representative)	Date

(Please Print)	Signature

Bank Officer Name	Date

(Please Print)	Signature

(Deliver Completed Form to Credit Support Staff For Immediate Processing)

EXHIBIT E

COMPLIANCE CERTIFICATE

To: The	Lenders parties to the
Bridge Loan Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Bridge Loan Agreement dated as of May 8, 2002 (as amended, modified, renewed or extended from time to time, the “Agreement”) among the Cintas Corporation No. 2 (the “Borrower”), Cintas Corporation, the lenders party thereto, Bank One, NA, as Agent, and Merrill Lynch Bank USA, as Syndication Agent. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.    I am the duly elected                  of the Parent Guarantor;

2.    I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Parent Guarantor and its Subsidiaries during the accounting period covered by the attached financial statements;

3.    The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4.    Schedule I attached hereto sets forth financial data and computations evidencing the Parent Guarantor’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

5.    Schedule II attached hereto sets forth the various reports and deliveries which are required at this time under the Bridge Loan Agreement and the status of compliance.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Parent Guarantor and the Borrower have taken, are taking, or propose to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this day of                 ,                 .

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of                ,                with
Provisions of                and                of
the Agreement

SCHEDULE II TO COMPLIANCE CERTIFICATE

Borrower’s Applicable Margin Calculation

SCHEDULE III TO COMPLIANCE CERTIFICATE

Reports and Deliveries Currently Due

EXHIBIT F

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment Agreement”) between                        (the “Assignor”) and (the “Assignee”) is dated as of                ,                The parties hereto agree as follows:

1.    PRELIMINARY STATEMENT.    The Assignor is a party to a Bridge Loan Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the “Bridge Loan Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Bridge Loan Agreement.

2.    ASSIGNMENT AND ASSUMPTION.    The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Bridge Loan Agreement and the other Loan Documents, such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Bridge Loan Agreement and the other Loan Documents relating to the facilities listed in Item 3 of Schedule 1. The aggregate Commitment (or Outstanding Credit Exposure, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

3.    EFFECTIVE DATE.    The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period agreed to by the Agent) after this Assignment Agreement, together with any consents required under the Bridge Loan Agreement, are delivered to the Agent. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date are not made on the proposed Effective Date.

4.    PAYMENT OBLIGATIONS.    In consideration for the sale and assignment of Outstanding Credit Exposure hereunder, the Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee will promptly remit to the Assignor any interest on Loans and fees received from the Agent which relate to the portion of the Commitment or Outstanding Credit Exposure assigned to the Assignee hereunder for periods prior to the Effective Date and not previously paid by the Assignee to the Assignor. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

5.    RECORDATION FEE.    The Assignor and Assignee each agree to pay one-half of the recordation fee required to be paid to the Agent in connection with this Assignment Agreement unless otherwise specified in Item 6 of Schedule 1.

6.    REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR’S LIABILITY.    The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder, (ii) such interest is free and clear of any adverse claim created by the Assignor and (iii) the execution and delivery of this Assignment Agreement by the Assignor is duly authorized. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any Guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any Guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Parent Guarantor or any of its Subsidiaries, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Credit Extensions or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Credit Extensions or the Loan Documents.

7.    REPRESENTATIONS AND UNDERTAKINGS OF THE ASSIGNEE.    The Assignee (i) confirms that it has received a copy of the Bridge Loan Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) confirms that the execution and delivery of this Assignment Agreement by the Assignee is duly authorized, (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (vi) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vii) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (viii) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment Agreement, and (ix) if applicable, attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes.

8.    GOVERNING LAW.    This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Illinois.

9.    NOTICES.    Notices shall be given under this Assignment Agreement in the manner set forth in the Bridge Loan Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

10.    COUNTERPARTS; DELIVERY BY FACSIMILE.    This Assignment Agreement may be executed in counterparts. Transmission by facsimile of an executed counterpart of this Assignment Agreement shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile shall be deemed to be an original counterpart of this Assignment Agreement.

IN WITNESS WHEREOF, the duly authorized officers of the parties hereto have executed this Assignment Agreement by executing Schedule 1 hereto as of the date first above written.

SCHEDULE 1
to Assignment Agreement

1.	Description and Date of Credit Agreement:

2.	Date of Assignment Agreement:

3.	Amounts (As of Date of Item 2 above):

a.	Assignee’s percentage of Aggregate Commitment (or Credit Extensions if the commitments have been terminated) purchased under the Assignment Agreement %

b.	Amount of Aggregate Commitment (or Credit Extensions if the Commitments have been terminated) purchased under the Assignment Agreement $

4.	Assignee’s Commitment (or Outstanding Credit Exposure with respect to terminated Commitments) purchased hereunder: $

5.	Proposed Effective Date:

Accepted and Agreed:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]
By:	By:
Title:	Title:

ACCEPTED AND CONSENTED TO BY CINTAS CORPORATION NO. 2	ACCEPTED AND CONSENTED TO BY BANK ONE, NA, as Agent

By:	By:
Title:	Title:

Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

ADMINISTRATIVE INFORMATION SHEET

Attach Assignor’s Administrative Information Sheet, which must include notice addresses for the Assignor and the Assignee
(Sample form shown below)

ASSIGNOR INFORMATION

Contact:

Name:	Telephone No.:

Fax No.:	Telex No.:

Answerback:

Payment Information:

Name & ABA # of Destination Bank:

Account Name & Number for Wire Transfer:

Other Instructions:

Address for Notices for Assignor:

ASSIGNEE INFORMATION

Credit Contact:

Name:	Telephone No.:

Fax No.:	Telex No.:

Answerback:

Key Operations Contacts:

Booking Installation:	Booking Installation:

Name:	Name:

Telephone No.:	Telephone No.:

Fax No.:	Fax No.:

Telex No.:	Telex No.:

Answerback:	Answerback:

Payment Information:

Name & ABA # of Destination Bank:

Account Name & Number for Wire Transfer:

Other Instructions:

Address for Notices for Assignee:

BANK ONE INFORMATION

Assignee will be called promptly upon receipt of the signed agreement.

Initial Funding Contact:	Subsequent Operations Contact:

Name:	Name:

Telephone No.:	Telephone No.:

Fax No.:	Fax No.:

	Bank One Telex No.:	(Answerback:	)

Initial Funding Standards:

Libor – Fund 2 days after rates are set.

Bank One Wire Instructions:	Bank One, NA, ABA #

Incoming Account #

Ref:

Address for Notices for Bank One:
Attn: Agency Compliance Division

	Fax: ( )	—

PRICING SCHEDULE

	Level I	Level II	Level III	Level IV	Level V
Floating Rate Margin	0	0	0	0	0
Eurodollar Rate Applicable Margin	40.0 bps	55.0 bps	75.0 bps	100.0 bps	125.0 bps

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Level I Status” exists at any date if, on such date, the Borrower’s S&P Rating is A or better or the Borrower’s Moody’s Rating is A2 or better.

“Level II Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower’s S&P Rating is A- or better or the Borrower’s Moody’s Rating is A3 or better.

“Level III Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Borrower’s S&P Rating is BBB+ or better or the Borrower’s Moody’s Rating is Baa1 or better.

“Level IV Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Borrower’s S&P Rating is BBB or better or the Borrower’s Moody’s Rating is Baa2 or better.

“Level V Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s Investors Service, Inc. (“Moody’s”) and then in effect with respect to the Borrower’s senior unsecured long-term debt securities (with the guarantee of the Parent Guarantor).

“S&P Rating” means, at any time, the rating issued by Standard and Poor’s Rating Services, a division of The McGraw Hill Companies, Inc. (“S&P”), and then in effect with respect to the Borrower’s senior unsecured long-term debt securities (with the guarantee of the Parent Guarantor).

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The Applicable Margin shall be determined in accordance with the foregoing table based on the Borrower’s Status as determined from its then-current Moody’s and S&P Ratings. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. Notwithstanding anything herein to the contrary, if at any time the Borrower has no Moody’s Rating and no S&P Rating, then Level IV Status shall exist.